UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 10, 2008

TRX, INC.

(Exact Name Of Registrant As Specified In Charter)

Georgia	000-51478	58-2502748
(State of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

2970 Clairmont Road, Suite 300

Atlanta, Georgia 30329

(Address of principal executive offices, including zip code)

(404) 929-6100

(Registrant’s telephone number, including area code)

6 West Druid Hills Drive

Atlanta, Georgia 30329

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e(4)(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 10, 2008, TRX, Inc. (“TRX”) announced that Norwood H. Davis, III, who had served as TRX’s President and Chief Executive Officer since December 1999 and as a director since January 2000, has been named Co-Founder and Chairman of the Board of Directors. In connection with his new position, TRX and Mr. Davis entered into the Fifth Amendment to his Employment Contract, effective as of December 11, 2008, to reflect the changes in his title and duties. As part of the amended Employment Contract, TRX has agreed to pay, over the next two years, an amount equal to the sum owed for the remaining term of the Employment Contract as of December 10, 2008, related to base salary and automobile allowance. The amended Employment Contract provides that Mr. Davis will remain an employee of TRX with a base salary of $60,000. Mr. Davis, however, will no longer receive an automobile allowance, be eligible to participate in TRX’s Executive Annual Incentive Plan or receive any discretionary bonuses approved by the Board. The other terms of Mr. Davis’ annual compensation under the amended Employment Contract, including medical coverage and employee benefits, remain unchanged. The previous Chairman of the Board, Johan G. Drechsel, will continue to serve as a director of TRX.

TRX also announced that H. Shane Hammond, 44, will replace Mr. Davis as the President and Chief Executive Officer of TRX. TRX and Mr. Hammond entered into an employment agreement with Mr. Hammond, effective as of December 11, 2008, for an initial term of three years with an option for one additional year, which provides for an annual base salary of $325,000, a monthly car allowance of $1,000, eligibility to be designated to participate in TRX’s Executive Annual Incentive Plan, and beginning in 2009, eligibility for an annual incentive bonus in the range of 0-100% of base salary. Mr Hammond’s employment agreement provides an initial grant of stock options exercisable for 100,000 shares of the common stock of TRX, which shall become fully vested on December 1, 2009, and a subsequent grant to be made on April 11, 2009, of stock options exercisable for 200,000 shares, which will vest 50% on each of December 1, 2010 and December 1, 2011. If Mr. Hammond is terminated from his position for “good cause,” as defined in his employment agreement, death or “disability,” as defined under the employment agreement, he will be entitled to receive any earned but unpaid base salary and any discretionary bonus as determined by the Board. If Mr. Hammond is terminated without “good cause,” as defined in the employment agreement, he will be entitled to receive an amount equal to (i) the remaining amount of his base salary through the end of the initial term, but in no event for less than twelve (12) months, in addition to any earned but unpaid base salary accrued through the date of termination, (ii) reimbursement for the COBRA premiums actually incurred for continued health care coverage of Mr. Hammond and his covered dependents for 12 months and (iii) any discretionary bonus as determined by the Board.

Mr. Hammond joined TRX in October 2002 to manage a key client relationship, was promoted to Vice President, Client Services in December 2003, and later promoted to Executive Vice President, Sales & Client Services – North America in April 2005. Mr. Hammond’s title was changed to Executive Vice President of TRX and President, RESX Technologies in January 2007. As the Executive Vice President and President, RESX Technologies, Mr. Hammond had primary responsibility for the RESX Technologies business. Immediately prior to joining TRX, Mr. Hammond spent nine years with Carlson Wagonlit XTS, serving as

President and Partner for the last six of those years managing all operational, marketing, and personnel activities with an emphasis on new business development and strategic planning. Mr. Hammond earned his BBA and MBA from Texas Tech University.

A copy of the press release is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

The following exhibits are filed as part of this Report:

Exhibit Number	Description
99.1	Press Release dated December 10, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRX, INC.
(Registrant)

Date: December 10, 2008	/s/ David D. Cathcart
David D. Cathcart, Chief Financial Officer

Exhibit Index

Exhibit Number	Description
99.1	Press Release dated December 10, 2008.